Exhibit 10.1

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (“Agreement”) is made and entered into this 11th day of January, 2013, by and between VERA BRADLEY, INC. and its predecessor VERA BRADLEY DESIGNS, INC., (together, “Vera Bradley”) and Jeffrey A. Blade (“Employee”).

RECITALS

WHEREAS, Employee is currently serving as the Chief Financial and Administrative Officer for Vera Bradley;

WHEREAS, Employee desires to resign his employment with Vera Bradley, Vera Bradley desires to accept such resignation, and the parties have reached full agreement on the terms and conditions of Employee’s resignation of employment and wish to reduce their agreement to writing; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.	Resignation Date. Employee hereby resigns his employment with Vera Bradley and all subsidiaries as of January 11, 2013 (the “Resignation Date”). Employee shall be paid all salary and benefits owed to him through the Resignation Date, including all accrued vacation pay in accordance with Vera Bradley policy, on the next regularly scheduled pay date after the Resignation Date.

2.	Prior Agreement. Employee and Vera Bradley agree that this Agreement satisfies the requirement of a “Release” pursuant to that certain offer letter by and between Employee and Vera Bradley dated as of May 2, 2010 (the “Offer Letter”). Further, Employee and Vera Bradley hereby agree that the consideration described in paragraph 3 of this Agreement satisfies any and all obligations of Vera Bradley described in the Offer Letter, including but not limited to the obligation to make any severance payment.

3.	Consideration. As inducement for both parties to enter into this Agreement, Vera Bradley agrees to provide Employee with the following:

(a)	Three Hundred Seventy-Six Thousand, and Ninety-Nine and 00/100 dollars ($376,099.00), which is equal to Employee’s annual base salary as of the Resignation Date. Subject to subsection (d) of paragraph 3, Vera Bradley will pay Employee such amount in a lump sum payment within 30 days following the Resignation Date.

(b)

A lump sum equal to the amount that Employee would have been paid as a result of Employee’s participation in the fiscal 2013 Annual Incentive Plan, divided by 365, then multiplied by 342 (the “Annual Bonus”). It is agreed that the Annual Bonus will be calculated based on the actual financial results of Vera Bradley in accordance with the terms of the fiscal 2013 Annual

Incentive Plan. Subject to subsection (d) of paragraph 3, the Annual Bonus shall be paid in a lump sum at the same time such payments are made to similarly situated executives, but in any event not later than April 15, 2013.

(c)	As consideration for the restrictive covenants set forth in paragraphs 10(a), 11, 12 and 13 hereof, a lump sum payment of Sixty-Two Thousand Two Hundred Dollars ($62,200.00), payable at the same time as the payment referenced in subsection (a) of paragraph 3.

(d)	No payments shall be made under this Agreement until the seven (7) day revocation period has passed after Vera Bradley’s receipt of the signed agreement.

The consideration set out within this paragraph 3 and its subparts is hereafter referred to collectively as the “Benefit Package.”

4.	Release. In exchange for the Benefit Package, Employee, and anyone claiming through Employee, including his past, present, and future spouses, family members, estate, heirs, agents, attorneys or representatives, hereby waive, release forever discharge and covenant not to sue Vera Bradley and any of its divisions, affiliates, related entities, or subsidiaries, and their respective directors, officers, agents, employees, attorneys, and the predecessors, successors and assigns of each of them (hereinafter jointly referred to as the “Releasees”), with respect to any and all claims, actions, obligations, costs, damages, loss, liabilities, covenants, rights and demands of any nature whatsoever, whether known or unknown, anticipated or unanticipated, including but not limited to all claims relating to or arising out Employee’s employment or termination of employment with Vera Bradley or the Offer Letter. Without limiting the foregoing, Employee agrees to waive all claims against the Releasees, and to release the Releasees from any obligations they may owe to him, accepting the Benefit Package as full settlement of any monies or other obligations owed to him by the Releasees that may have arisen at any time under and out of his employment relationship with Vera Bradley or any of the Releasees except as specifically provided below in the following paragraph.

5.	Notwithstanding any other provision in this Agreement to the contrary, Employee does not waive, any rights arising exclusively under the Fair Labor Standards Act or the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, except as such waiver may henceforth be made in a manner provided by law. Employee does not waive any rights which may arise in the future after the execution of this Agreement or that arise from a material breach by Vera Bradley of this Agreement.

6.	Employee acknowledges that the release of claims in this Agreement includes, but is not limited to, any claims or remedies, including attorney’s fees, arising under the following statutes:

(a)	Title VII of the Civil Rights Act of 1964, as amended;

(b)	Age Discrimination in Employment Act of 1967, as amended;

(c)	Americans With Disabilities Act, as amended;

(d)	Family and Medical Leave Act of 1993, as amended;

(e)	Equal Pay Act, as amended;

(f)	Employer Retirement Income Security Act, as amended;

(g)	Indiana Civil Rights Act, as amended; and/or

(h)	All applicable state or local laws, including, but not limited to, all Indiana statutes prohibiting discrimination and retaliation, as well as all causes of action arising under Indiana common law, including, but not limited to, all claims of wrongful or retaliatory discharge.

7.	Employee represents that he has not filed any complaints or charges against Vera Bradley relating to his separation or the terms of Employee’s former employment with Vera Bradley and that if any agency or court assumes jurisdiction of any complaint or charge against Vera Bradley on behalf of the Employee concerning Employee’s former employment with Vera Bradley, the Employee understands and agrees that Employee has, by his knowing and willing execution of this Agreement, waived his right to any form of recovery or relief against Vera Bradley relating thereto including, but not limited to, any entitlement to attorney’s fees accruing there from. Provided, however, that this provision shall not preclude the Employee from pursuing appropriate legal relief against Vera Bradley for redress of a material breach of by Vera Bradley of this Agreement.

8.	The Employee acknowledges and understands that the Benefit Package for this release shall not be in any way construed as an admission by Vera Bradley of any improper acts or any improper employment decisions, and that Vera Bradley specifically disclaims any liability on the part of itself, its agents, employees, representatives or assigns in this regard.

9.	Employee represents and agrees that he will not apply for or otherwise seek employment with Vera Bradley or any of its affiliated companies or subsidiaries at any time.

10.	Non-Disparagement.

(a)

Employee represents and agrees that during the time period between the receipt of this Agreement and his execution of same, Employee has not made any disparaging comments to third parties or posted any disparaging remarks on any social media sites whether Vera Bradley-owned or personal to Employee or acted in any manner which would damage the business or reputation of Vera Bradley or any affiliated companies or parent companies. From the date of execution of this Agreement forward, Employee agrees not to disparage Vera Bradley or to act in any manner which would damage the business or reputation of Vera Bradley or any affiliated companies or parent companies of Vera Bradley as well as any manager, officer, director or shareholder of Vera Bradley. This includes any form of posting on any personal or Vera Bradley social media sites. Employee further warrants that he will not disclose any trade secrets of Vera Bradley to any person, firm or entity. Employee agrees that he will not cause any disparagement of Vera Bradley by way of an agent or other representative as well.

(b)	Vera Bradley shall instruct all members of its Board of Directors, as well all members of its management who serve in the capacity of executive vice president and above, that they shall not disparage Employee or act in any manner which would damage the reputation of Employee, and that they may serve as professional references on behalf of Employee. This includes any form of posting on any social media sites.

11.	Non-Competition. In consideration of the Benefit Package, and specifically the compensation set forth in paragraph 3(c), which Employees acknowledges is in excess of any right, payment or benefit to which Employee is otherwise entitled, Employee agrees that, for a period of twelve (12) months after the Resignation Date, he shall not become employed by, provide services to, or otherwise become associated with any Competitive Business (a) in a capacity where there is a reasonable possibility that Employee may, intentionally or inadvertently, use or rely upon Confidential Information (as defined below), or (b) in a capacity that is similar to the capacity Employee was in, (c) where Employee provides services that are similar to the services Employee provided, or (d) where Employee has responsibilities that are similar to the responsibilities Employee had, in each case, when Employee was employed by Vera Bradley. “Competitive Business” means any business or operation, regardless of form (e.g., sole proprietorship, partnership, corporation, limited liability company or any other form or type of entity) that (i) engages in or proposes to engage in any of the business activities identical or substantially similar to any of those engaged in by Vera Bradley, including the “baby gift line” scheduled to launch in March 2013, or (ii) sells, distributes or markets any product or service, or plans or proposes to sell, distribute or market, any product or service that competes with or that is substantially similar to any product or service sold, distributed or marketed by Vera Bradley, including the “baby gift line” scheduled to launch in March 2013.

12.	Non-Solicitation. Employee agrees that, for a period of twelve (12) months after the Resignation Date, Employee shall not, directly or indirectly, individually or together with any other person, whether as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, spokesperson, manager, agent, representative, independent contractor, consultant or otherwise:

(a)	Contact or advise any customer who was doing business with Vera Bradley during the two (2) year period prior to the Resignation Date for the purpose or with the effect of terminating, reducing, limiting or adversely changing their business relationship with Vera Bradley; or

(b)	Solicit for hire or hire (whether as an employee, consultant, agent, spokesperson, independent contractor or otherwise) any of Vera Bradley’s employees or exclusive independent contractors who were employed or engaged by Vera Bradley during the two (2) year period prior to the Resignation Date.

13.	Confidentiality. Employee acknowledges that he has had access to confidential information, including, but not limited to, current and prospective confidential know-how, pricing, sales and marketing information, product information, financial information, inventions, trade secrets, customer lists, supplier lists, business plans, processes and technology concerning the business, customers, plans, finances, suppliers, assets and employee information (including without limitation, compensation information, recruiting plans or strategies and talent management and development) of Vera Bradley and its affiliates that is not generally known outside the company (“Confidential Information”). Employee agrees that he will not at any time without the prior written authorization of the Chief Executive Officer of Vera Bradley, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential.

14.	As a further material inducement to Vera Bradley to enter into this Agreement, Employee understands and agrees that if Employee should fail to comply with the conditions hereof, that this would cause irreparable harm to Vera Bradley in an amount incapable of precise determination. Therefore, Employee agrees that Vera Bradley shall be entitled to injunctive relief in addition to any other form of legal and equitable relief, as appropriate. In the event that the Employee violates Paragraph 13 of this Agreement, Employee shall pay Vera Bradley liquidated damages in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00), plus all reasonable attorney’s fees and costs expended by Vera Bradley for a proven violation. By signing this Agreement, both parties stipulate and agree that Paragraphs 10 through 14 are both reasonable and fair. This injunctive relief provision applies only to a breach or violation of any of Paragraphs 10 through 13 by Employee or any agent and not to a breach of any other provision or promise contained in this Agreement.

15.	If at any time, Employee is served with any form of request to disclose information referenced in this Agreement, Employee shall notify Vera Bradley, in writing, prior to disclosing any information, to provide Vera Bradley with a meaningful opportunity to respond to such a request.

16.	In compliance with the Older Workers’ Benefit Protection Act (29 U.S.C. § 626(f)), Employee expressly agrees that the following statements are true:

(a)	The payment of the Benefit Package described in paragraph 3 above is in addition to the standard employee benefits and anything else of value which Vera Bradley owes Employee in connection with Employee’s employment with Vera Bradley or the separation of employment.

(b)	Employee has twenty-one (21) days from January 7, 2013, to consider and sign this Agreement. If Employee chooses to sign this Agreement before the end of the twenty-one (21) day period, that decision is completely voluntary and has not been forced on Employee by Vera Bradley. Employee agrees that any modification to this Agreement, material or otherwise, does not restart, extend or affect in any way the original 21-day consideration period.

(c)	Employee will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days. Such revocation must be received in writing by the company prior to the expiration of the seven (7) day period.

(d)	Employee is now advised in writing to consult an attorney before signing this Agreement.

17.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

18.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Indiana, irrespective of the principles of conflicts of law.

19.	Severability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, then such provision shall be deemed limited and restricted to the maximum extent that the court shall deem the provision to be enforceable, or, in the event that this is not possible, the provision shall be severed and the validity, legality or enforceability of any such provision and every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

20.	Return Vera Bradley Property. Employee agrees that if he has not already returned them, that he will return to Vera Bradley all Vera Bradley-owned property, equipment, files and/or documentation which contain any confidential or proprietary information regarding Vera Bradley which are in the possession or control of Employee. Specifically, the Employee must return the following: a) laptop computer; b) mobile telephone; c) company credit cards; d) employee security badge. This list is not exhaustive. If Employee has other property of Vera Bradley he agrees that he will return all such property to Vera Bradley before the effective date of this Agreement.

21.	409A Compliance. To the extent any provision of this Agreement or action by Vera Bradley would subject the Employee to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by Vera Bradley. It is intended that this Agreement will comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Each payment hereunder shall be a separate payment for purposes of Section 409A. This Agreement may be amended to the extent necessary (including retroactively) by Vera Bradley in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Employee’s compensation and benefits and Vera Bradley does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

22.	Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year below written.

VERA BRADLEY, INC.

“Vera Bradley”		“Employee”

By	/s/ Julie North	/s/ Jeffrey A. Blade
	Julie North, VP, Human Resources	Jeffrey A. Blade

	1/11/13	1/11/13
Date		Date